                              EMPLOYMENT AGREEMENT

      This Employment Agreement is made as of the 2nd day of August, 2004 (the "Effective Date") by and between Lightbridge, Inc., a Delaware corporation (the "Company"), and Robert E. Donahue of Northborough, Massachusetts (the "Executive").

      WHEREAS, the Company desires to employ the Executive as its interim President and Chief Executive Officer; and

      WHEREAS, the Company and the Executive desire to establish certain terms and conditions governing the Executive's employment by the Company;

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Executive agree as follows:

      1. Employment. The Company hereby employs the Executive, and the Executive accepts employment with the Company. The Executive's titles and duties during his term of employment shall be those of interim President and Chief Executive Officer of the Company. As such, the Executive shall report directly to the Company's Board of Directors. During his employment, the Executive shall also continue to serve as a member of the Board of Directors.

      2. Term of Employment. The Executive agrees to serve for a term of employment commencing on the Effective Date and ending on the first anniversary of the Effective Date. The Board of Directors may terminate the Executive's employment at any time prior to the first anniversary of the Effective Date, with or without Cause, provided, however, that if the Board of Directors terminates the Executive's employment without Cause prior to March 31, 2005, he shall continue to receive his base salary, as specified in Section 3(a), until March 31, 2005. As used in this Agreement, "Cause" shall mean (a) the Executive's commission of acts or omissions constituting a felony or involving moral turpitude, including, but not limited to, fraud, dishonesty, betrayal of confidential information, misappropriation of assets of the Company or commission of a crime; (b) the Executive's commission of acts or omissions constituting a material breach of this Agreement, any other agreement between the Executive and the Company, Company policies and procedures or the Employee's duty of loyalty to the Company; or (c) the Executive's willful refusal or failure to perform the duties assigned to him by the Board.

      3. Compensation.

            (a) During the term of the Executive's employment, the Company shall pay the Executive a base salary, payable in accordance with the Company's standard schedule for salary payments to its executives (but no less frequently than monthly) in arrears, in equal installments at an annual rate equal to $390,000.

            (b) Within 30 days following the Effective Date, the Executive and the Board of Directors (or a committee thereof) shall agree in writing upon specific measurable goals and management business objectives (the "MBOs") to be achieved by each of December 31, 2004, March 31, 2005 and June 30, 2005. If the Executive is employed by the Company until the first anniversary of the Effective Date and has achieved all of the MBOs, he shall be entitled to receive a bonus equal to 100% of his base salary (the "Bonus Amount"). If the Executive's employment terminates prior to the first anniversary of the Effective Date and he has achieved all of the MBOs scheduled to be achieved by the date of termination (and, in the case of termination prior to December 31, 2004, he has achieved all of the MBOs scheduled to be achieved by such date), the Executive shall be entitled to receive a bonus equal to (i) the number of months that the Executive served as an employee divided by 12, multiplied by (ii) the Bonus Amount.

            (c) The Company shall grant the Executive a non-statutory option to purchase 300,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock"), at an exercise price equal to the closing price of the common stock, as reported by the Nasdaq National Market, on the date of grant (the "Stock Option"). The Stock Option shall be granted under the Company's 2004 Stock Incentive Plan (the "Plan"), and, except as otherwise specified herein, shall be subject to the Company's standard terms and conditions for options granted under the Plan. The Stock Option shall be vested as to 100,000 of the shares purchasable thereunder on the date of grant. The remaining 200,000 shares purchasable under the Stock Option shall vest in full on the fifth anniversary of the date of grant, provided, however, that the vesting of such remaining shares is subject to acceleration as follows: (i) in the event that the average closing price of Common Stock (as reported by the Nasdaq National Market) over any 20 consecutive trading day period beginning on or after the Effective Date and ending on or before the date the Executive's employment under this Agreement as interim President and Chief Executive Officer terminates (the "Average Closing Price") equals or exceeds $7.50, the Stock Option shall immediately vest as to 100,000 of such remaining shares; and (ii) in the event that the Average Closing Price during such period equals or exceeds $10.00, the Stock Option shall immediately vest in full. The Stock Option shall have a term of 10 years from the Effective Date, and shall terminate 90 days after the Executive ceases to serve as interim President and Chief Executive Officer of the Company under this Agreement.

            (d) All payments of salary and incentive compensation to the Executive shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

      4. Office and Fringe Benefits. The Executive shall be provided with an office, secretary and other facilities and services commensurate with his position as a senior executive of the Company.

      5. Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with his employment by the Company, including, without limitation, expenses of travel and entertainment. The Company shall promptly reimburse the Executive for all such expenses upon presentation of appropriate vouchers, receipts and other supporting documents as reasonably required by the Company.

      6. Duty to Perform Services. The Executive shall devote his full time during normal business hours to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Nothing in this Agreement shall prohibit the Executive from:

            (a)   making and managing passive investments;

            (b) serving on the board of directors of any company, provided that the Executive provides notice to the Company prior to accepting any such position;

            (c)   participating in professional organizations; and

            (d) engaging in religious, charitable or other community or nonprofit activities, provided none of the foregoing shall interfere with the Executive's duties hereunder.

      The Executive agrees that in the rendering of all services to the Company and in all aspects of his employment as a senior level executive of the Company, he will comply in all material respects with all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company to the extent they are not in conflict with this Agreement.

      7. Vacations; Holidays; Sick Time. The Executive shall be entitled to vacation time, holiday time and sick leave in accordance with the Company's policies for senior executive officers, as in effect from time to time.

      8. Other Agreements. In addition to this Agreement, the Executive shall also enter into the Company's standard form of employee confidentiality and non-competition agreement, a copy of which is attached hereto as Exhibit A (the "Employee Agreement"). Nothing in this Agreement shall supersede or modify the Executive's obligations under the Employee Agreement or under any other existing non-competition or non-disclosure agreement with the Company.

      9. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

            (a) if to the Executive:

                  Robert E. Donahue
                  296 Howard Street
                  Northborough, MA  01532

            (b) if to the Company:

                  Lightbridge, Inc.
                  30 Corporate Drive
                  Burlington, MA 01803
                  Attn:  Chairman of the Board of Directors

Any party may change such party's address by such notice to the other party.

      10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

      11. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

      12. Waivers and Amendments.

            (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

            (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

      13. Hiring of Non-Interim President and CEO. During the Executive's term of employment, the Nominating and Governance Committee of the Board of Directors will be conducting a search for a person to serve as President and Chief Executive Officer of the Company on a non-interim basis. In the event that the Executive is selected for, and agrees to serve in, such position, the Executive and the Board of Directors shall negotiate a new employment agreement. In the event that the Executive is not selected for, or does not agree to serve in, such position, the Executive agrees that he will resign from the offices of President and Chief Executive Officer on a date designated by the Board of Directors, and will cooperate fully with the Company in effecting the transition of duties and responsibilities to his successor. The Company and the Executive agree that the Company shall be under no obligation to provide the Executive any compensation in connection with any termination of his employment except as expressly specified in Sections 2 and 3 of this Agreement.

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

                                        LIGHTBRIDGE, INC.

                                        By: /s/ Rachelle B. Chong
                                            ------------------------------------
                                        Its Chairperson, Compensation Committee

                                        /s/ Robert E. Donahue
                                        ----------------------------------------
                                        Robert E. Donahue

                                                                       EXHIBIT A

                                LIGHTBRIDGE, INC.

                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
                                      INDEX

                                                        PAGE
                                                        ----
 1. CONFIDENTIAL MATERIALS AND INFORMATION                1
          A. SOFTWARE                                     2
          B. OTHER PRODUCTS AND SERVICES                  2
          C. BUSINESS PROCEDURES                          2
          D. MARKETING PLANS AND CUSTOMER LISTS           2
          E. CUSTOMER INFORMATION                         3
          F. OTHER INFORMATION NOT GENERALLY KNOWN        3

 2. EMPLOYEE OBLIGATIONS                                  3
          A. NON-DISCLOSURE                               3
          B. PREVENT DISCLOSURE                           3
          C. REMOVAL OF MATERIALS                         3
          D. RETURN ALL MATERIALS                         3
          E. DISCLOSURE OF "MOONLIGHTING"                 3
          F. CONFLICTING OBLIGATIONS AND RIGHTS.          4

 3. NON-COMPETITION                                       4
          A. COVENANTS NOT TO COMPETE                     4
          B. COVENANTS NOT TO SOLICIT                     4

 4. IDEAS AND INVENTIONS                                  4

 5. WRITTEN RECORDS                                       5

 6. PUBLICATIONS                                          5

 7. ENFORCEMENT                                           5
          A. POTENTIAL DISMISSAL                          5
          B. INJUNCTIVE RELIEF                            5
          C. WARRANTY OF NON-DISCLOSURE OF THIRD-PARTY
             CONFIDENTIAL INFORMATION                     5

 8. TERMINATION                                           5

 9. ENTIRE AGREEMENT                                      5

10. CONTROLLING LAW                                       5

11. SEVERABILITY                                          6

                                LIGHTBRIDGE, INC.

                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

            THIS AGREEMENT is entered into between Lightbridge, Inc., (the "Company") and myself, the undersigned employee of the Company. The Company now has and expects to develop confidential and proprietary materials and information of independent economic value which I recognize must be carefully protected for the Company to be successful. In consideration of my employment by the Company and as a condition of said employment, the Company and I, intending to be legally bound, agree as follows:

1. CONFIDENTIAL MATERIALS AND INFORMATION.

      The following materials and information, whether having existed, now existing, or to be developed or created during the term of my employment by the Company (herein referred to collectively as "Confidential Information") are covered by the Agreement:

      A. SOFTWARE. All information relating to existing software products and software in various stages of research and development which are not generally known to the public or within the computer industry or trade in which the Company competes (such as know-how, design specifications, algorithms, procedures, techniques, and information processing processes) and the physical embodiments of such information (such as design notes, source code, object code, load modules, flow charts, logic, diagrams, procedural diagrams, documentation, printouts, manuals, and any other proposals, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

      B. OTHER PRODUCTS AND SERVICES. All information relating to design, consulting and other proprietary products or services, whether existing or in various stages of research and development, which are not generally known to the public or within the computer industry or trade in which the Company competes (such as know-how, specifications, data, designs, processes, techniques, methodologies and strategies) and the physical embodiments of such information (such as drawings, manuals, course materials, training aids, proposals, printouts, contracts, documentation, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

      C. BUSINESS PROCEDURES. All information concerning or relating to the way the Company conducts its business and which is not generally known to the public (such as internal business procedures, licensing techniques and practices, supplier names and other vendor information, financial information, distributor information and employee data) and the physical embodiments of such information.

        Lightbridge, Inc.- Confidentiality and Non-Competition Agreement     -2-

      D. MARKETING PLANS AND CUSTOMER LISTS. All information pertaining to the Company's marketing plans and strategies, forecasts and projections, marketing and pricing practices, procedures and policies, financial data, credit terms, goals and objectives, quoting practices, procedures and policies, and customer data including the customer lists, contracts, representatives, requirements and needs, specifications, data provided by or about prospective existing or past customers and licensing and other contract terms applicable to such customers, and the physical embodiments of such information (such as licenses and other agreements, customer lists, printouts, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, seminar and class attendee rosters, trade show or exhibit attendee listings, listings of potential customers and leads, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

      E. CUSTOMER INFORMATION. Any information in whatever form provided to the Company by a customer in confidence or which is not generally known to the public.

      F. OTHER INFORMATION NOT GENERALLY KNOWN. Any information in addition to the foregoing which is not generally known to the public or within the computer industry or trade in which the Company competes which gives or may give the Company an advantage over its competitors, and the physical embodiments of such information in any tangible form, whether written or machine-readable in nature.

2. EMPLOYEE OBLIGATIONS.

      During my employment with the Company, I acknowledge and agree that I have had, and will continue to have, access to Confidential Information and materials and will occupy a position of trust and confidence with respect to the Company's affairs and business. I have and will continue to take the following steps to preserve the confidential and proprietary nature of the Confidential Information and materials:

      A. NON-DISCLOSURE. During or after my employment with the Company, I will not use, disclose or transfer any of the Confidential Information or materials other than as authorized by the Company within the scope of my duties with the Company, and will not use in any way other than in the Company's business any Confidential Information, including information or material received by the Company from others and intended by the Company to be kept in confidence by its recipients. I understand that I am not allowed to sell, license or otherwise exploit any products (including software in any form) which embody in whole or in part any Confidential Information or materials.

      B. PREVENT DISCLOSURE. I will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.

      C. REMOVAL OF MATERIALS. I will not remove any Confidential Information from the Company's premises or make copies of such materials except for use within the scope of my duties with the Company in the Company's business.

        Lightbridge, Inc.- Confidentiality and Non-Competition Agreement     -3-

      D. RETURN ALL MATERIALS. I will return to the Company all Confidential Information and copies thereof at any time upon the request of the Company, and in any event and without such a request prior to the termination of my employment with the Company. I agree not to retain any copies of any Confidential Information after my termination of employment for any reason.

      E. DISCLOSURE OF "MOONLIGHTING". During my employment with the Company, I agree to disclose to the Company any other job, consulting work, directorship, or employment with another person or entity.

      F. CONFLICTING OBLIGATIONS AND RIGHTS. I agree to inform the Company of any apparent conflicts between my work for the Company and (i) any obligations I may have to preserve the confidentiality of another's proprietary information or materials or (ii) any rights I claim to any inventions or ideas before performing that work (or causing it to be performed). Otherwise, the Company may conclude that no such conflict exists and I agree thereafter to make no such claim against the Company. The Company shall receive such disclosure in confidence and consistent with the objective of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

3. NON-COMPETITION.

      A. COVENANTS NOT TO COMPETE. I acknowledge and agree that I will not, during the term of my employment with the Company and for a period of one (1) year immediately thereafter, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity ("directly or indirectly"), either (i) engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or (ii) have any professional contract or relationship with any accounts of the Company for myself, directly or indirectly, or with or in conjunction with any other person, persons, firm, company, partnership or corporation engaged in any business that is in competition in any manner with the business of the Company or from time to time handled by the Company during the term of my employment with the Company.

      B. COVENANTS NOT TO SOLICIT. While employed by the Company and for a period of one year following the termination of such employment, I shall not, directly or indirectly, request, cause, solicit or induce any other employee of, or any consultant to, the Company to perform work or services for any person or entity other than the Company.

        Lightbridge, Inc.- Confidentiality and Non-Competition Agreement     -4-

4. IDEAS AND INVENTIONS.

      I agree that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, computer programs or software, subroutines, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or work or authorship of any kind, including without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by me, either alone or with others, and in any way related to the present or proposed products, programs, services or business of the Company or the tasks assigned to me during the course of my employment by the Company, during the period of my employment by the Company, whether or not conceived, developed, reduced to practice or made during my regular working hours or on the Company's premises (collectively "Inventions"), and any and all services and products which embody, emulate or employ any such Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. I agree that all such Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at the present time, agree to assign, the Company any and all copyrights, patents and other proprietary rights I may have in any such Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

5. WRITTEN RECORDS.

      I shall make and maintain adequate and current written records of all Inventions and Confidential Information which by virtue of Section 4 are the sole property of the Company and shall disclose same promptly, fully and in writing to the Company's President or other duly authorized officer. During and after the term of my employment by the Company, I shall execute, acknowledge, seal and deliver all documents, including, without limitation, all instruments of assignment, patent and copyright applications and supporting documentation, and perform all acts, which the Company may request to secure its rights hereunder and to carry out the intent of this Agreement. In furtherance of my undertaking in the immediately preceding sentence, I specifically agree to assist the Company, at the Company's expense, in every proper way to obtain for its sole benefit, in any and all countries, patent, copyrights or other legal protection for all Inventions and Confidential Information which by virtue of
Section 4 hereof are the sole property of the Company and for publications pertaining to any of them. In no circumstances shall I be entitled to any of them. In no circumstances shall I be entitled to any further compensation for any action taken under this Section 5.

6. PUBLICATIONS.

      I agree not to submit any writing for publication or deliver any speech that contains any information relating to the business of the Company, unless I receive advance written clearance from the President of the Company.

        Lightbridge, Inc.- Confidentiality and Non-Competition Agreement     -5-

7. ENFORCEMENT.

      A. POTENTIAL DISMISSAL. I acknowledge that I am subject to immediate dismissal by the Company for any breach of this Agreement and that such a dismissal will not relieve me from my continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, such as money damages or an injunction for such a breach.

      B. INJUNCTIVE RELIEF. I understand that monetary damages will not be sufficient to avoid or compensate for the unauthorized use or disclosure of any of the Confidential Information or materials and that injunctive relief would be appropriate to prevent any actual or threatened use or disclosure of such information or materials.

      C. WARRANTY OR NONDISCLOSURE OF THIRD-PARTY CONFIDENTIAL INFORMATION. I agree to indemnify, and hold harmless, the Company from any claim or recovery by any third party referring or relating to the alleged disclosure or use of any Confidential Information belonging to a third party.

8. TERMINATION.

      Notwithstanding anything contained herein to the contrary, in consideration of my employment with the Company, I agree to conform to the rules and regulations of the Company and I further understand and agree that my employment and compensation can be terminated, with or without cause, at any time, at the option of the Company or myself. In the event that I leave the employ of the Company by my own request, at the request of the Company or otherwise, the foregoing covenants shall remain in full force and effect as independent covenants, regardless of any other covenants, terms or conditions in this Agreement or any other Agreement.

9. ENTIRE AGREEMENT.

      This is my entire agreement with the Company with respect to its subject matter, and memorializes the entirety of any prior oral or written, express or implied negotiations, understandings and agreements. This Agreement may not be changed in any respect except by a written agreement signed by both myself and the President of the Company.

10. CONTROLLING LAW.

      This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

        Lightbridge, Inc.- Confidentiality and Non-Competition Agreement     -6-

11. SEVERABILITY.

      The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In the event of the invalidity or unenforceability of any provision of this Agreement, the parties agrees to substitute for such invalid or unenforceable provision a valid and enforceable provision most nearly approximating in intent and effect the invalid or unenforceable one.

      I understand that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing by the Company President and should not in any way be deemed a waiver of the Company's right to enforce any other requirements or provisions of this Agreement.

      WHEREFORE, by my signature below, I acknowledge that I have read this Agreement carefully and understanding that this document is a legally binding Agreement, and that the understandings and agreements expressed in this document are binding upon me.

      IN WITNESS WHEREOF, THE PARTIES HAVE DULY EXECUTED THIS AGREEMENT THIS 2ND DAY OF AUGUST, 2004.

                                                LIGHTBRIDGE, INC.

                                                BY: /s/ EUGENE DIDONATO
                                                    ----------------------------

                                                EMPLOYEE:

                                                /s/ ROBERT E. DONAHUE
                                                --------------------------------
                                                           (SIGN HERE)

                                                NAME: ROBERT E. DONAHUE
                                                      --------------------------
                                                           (PLEASE PRINT)

                                                ADDRESS:  296 HOWARD STREET

                                                NORTHBOROUGH, MA 01532

        Lightbridge, Inc.- Confidentiality and Non-Competition Agreement     -7-